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                                                                    Exhibit 10.5

                                Steven J. Braun
                              8099 Hunt Club Road
                           Zionsville, Indiana 46077


                               September 1, 1998


Mr. Stephen J. Miller
5429 Caroline Avenue
Western Springs, Illinois 60558


Dear Steve:

This letter serves to memorialize our Agreement concerning all common shares of Braun Technology Group, Inc., an Illinois business corporation (the "Company"), held by you (the "Miller Shares") during the term of this Agreement. The term of this Agreement shall commence on the date of your execution of this Agreement and shall conclude on the earlier of the date immediately preceding the date the Company undertakes an initial public offering and sale of common shares or the date of the termination of your employment (the "Primary Term"). This Agreement does not cover transfers of common shares for estate planning purposes, and in the Primary Term, this Agreement does not cover the sale of common shares pursuant to an initial public offering. If you are actively employed by the Company at the end of the Primary Term of this Agreement, the term of this agreement shall automatically, without any lapse, extend to conclude on the date of the termination of your employment with the Company; provided however, that if your employment is terminated due to death, permanent disability or involuntary termination without cause, the terms of this Agreement shall extend to the period during which you retain any of the Miller Shares. In such case, this Agreement shall cover any shares sold by me in an initial public offering and any shares sold by me in a secondary public offering, provided this Agreement has not otherwise terminated.

If during the term of this Agreement I choose to sell to an outside party any of the common shares of the Company held by me, you shall have the option to sell to such purchaser (or an affiliate or assignee of such purchaser) such Miller Shares of an equal proportion (the "Miller Tag Proportion") for the same price per share and under the same terms as the common shares I choose to sell. In addition to the foregoing, during the Primary Term and any extension thereof pursuant to the preceding Paragraph hereof, you shall be entitled to participate on the same terms that I participate in any registration of shares in the Company pro rata to the extent that I participate with respect to my shares, to the extent permitted by law or by the managing underwriter with respect to such sale.

You shall receive written notice of my choice to sell my shares (including the identity of the purchaser, number of shares to be purchased, the proposed purchase price per share, and terms), and you shall have four (4) business days within which to provide a written commitment to sell the Miller Tag Proportion. Your failure to execute and deliver such
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September 1, 1998
Mr. Stephen J. Miller
Page Two


written commitment shall be deemed a waiver of your option as it pertains to that particular proposed transaction. In the event you waive or are deemed to waive such option, I will have the right to sell the number of common shares which would have been the aggregate of the shares I initially proposed to sell, plus the Miller Tag Proportion had you committed to exercise your option, for the same price and under the same terms as initially proposed. A waiver as to a proposed transaction, other than as set forth hereinabove, shall not be deemed to be a waiver of any subsequently proposed transaction.

A Simplified Example: Assume I hold 90,000 shares, and you hold 10,000 shares. If I choose to sell fifteen percent (15%) of my shares [equal to 13,500 shares] for two dollars per share ($2.00/share) cash at closing in a private placement, you shall have four (4) business days within which to execute a written commitment to exercise your option to sell the Miller Tag Proportion [fifteen percent (15%), equal to 1,500 shares] to such purchaser for two dollars per share ($2.00/share), cash at closing. If you do not provide the written commitment, you waive the option as to that particular transaction, and I have the right to sell a total of 15,000 of my shares in the transaction, for the same price and under the same terms.

Notwithstanding the foregoing, this Agreement does not cover shares sold by me on the open market, i.e. shares sold on a recognized stock exchange or network, such as NASDAQ, NYSE, etc.

If this letter accurately reflects our Agreement, please execute and date both originals of this letter and return one to me.

                                     Sincerely,


                                     /s/ Steven J. Braun
                                     STEVEN J. BRAUN

AGREED:


/s/ Stephen J. Miller
_______________________________
STEPHEN J. MILLER

Executed: February 17, 1999